                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Schult Homes Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                              SCHULT HOMES CORPORATION
                                                  221 U.S. 20 West
                                                    P.O. Box 151
                                             Middlebury, Indiana  46540

                              ____________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD OCTOBER 19, 1995
                              ____________________


          The Annual Meeting of Shareholders of Schult Homes Corporation (Schult) will be held at Das Dutchman Essenhaus, 240 U.S. 20 West, Middlebury, Indiana, on October 19, 1995, at 1:30 P.M., E.S.T.

          The Annual Meeting will be held (i) to elect a Board of Directors for the ensuing year; (ii) to consider approval of the 1995 Share Incentive Plan; and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof. At the Annual Meeting, the Board of Directors of Schult intends to present Walter E. Wells, Walter O. Wells,
Francis M. Kennard, John P. Guequierre, Todd Goodwin, Robert J. Deputy, and Donald R. Pletcher, as nominees for election to the Board of Directors.

          Only shareholders of record on the books of Schult at the close of business on September 15, 1995, the record date with respect to this solicitation, will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

          All shareholders are cordially invited to attend the Annual Meeting in person. If you are unable to do so, please execute the enclosed proxy and return it in the enclosed addressed envelope, since a majority of the outstanding shares must be represented at the meeting in order to transact business. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies. If you return your proxy, you may nevertheless attend the Annual Meeting and vote your shares in person, if you wish.

                                   By Order of the Board of Directors,

                                   SCHULT HOMES CORPORATION



                                   Kennard R. Weaver
                                   Secretary

Middlebury, Indiana
September 22, 1995

                                              SCHULT HOMES CORPORATION
                                                  221 U.S. 20 West
                                                    P.O. Box 151
                                             Middlebury, Indiana  46540

                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD OCTOBER 19, 1995

                              ____________________

                                 PROXY STATEMENT
                              ____________________


                             SOLICITATION OF PROXIES


          The accompanying proxy is solicited by the Board of Directors of Schult Homes Corporation (Schult) for use at Schult's Annual Meeting of Shareholders to be held at Das Dutchman Essenhaus, 240 U.S. 20 West, Middlebury, Indiana, on October 19, 1995 at 1:30 P.M., E.S.T., and at any and all adjournments thereof. All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. Any shareholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of Schult, by a subsequent proxy executed by the person executing the prior proxy and presented to the Annual Meeting, or by attendance at the Annual Meeting and voting in person by the person executing the proxy.

          The Proxy Statement is being mailed to Schult's shareholders on or about September 22, 1995. The solicitation will be made by mail at Schult's expense, and expenses will include reimbursements paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners of Schult Common Shares. Further solicitation of proxies may be made by telephone or oral communication with some shareholders. All such further solicitation will be made by Schult's regular employees who will not receive additional compensation for that solicitation. The mailing address of Schult's principal executive offices is 221 U.S. 20 West, P.O. Box 151, Middlebury, Indiana 46540.

                      OUTSTANDING SHARES AND VOTING RIGHTS

          Holders of record of the 3,731,032 Schult Common Shares outstanding at the close of business on September 15, 1995, the record date with respect to this solicitation, will be entitled to notice of and to one vote per share at the Annual Meeting and any adjournment or adjournments thereof. No shareholder will be entitled to cumulate votes.

                             PRINCIPAL SHAREHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of Common Shares by each person known by Schult to beneficially own more than 5% of the outstanding Common Shares, and all officers and directors as a Group, as of September 5, 1995.

                                     NUMBER OF COMMON SHARES       PERCENTAGE OF
   NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED          COMMON SHARES
   ------------------------          ------------------------      -------------

Walter O. Wells (1). . . . . . . . .          53,371                 1.4%

Walter E. Wells (2). . . . . . . . .         211,295                 5.6%

Francis M. Kennard (2)(3). . . . . .         136,600                 3.6%

John P. Guequierre (2)(4). . . . . .          41,455                 1.1%

Ervin L. Bontrager (2)(6). . . . . .          88,215                 2.4%

Frederick A. Greenawalt (1). . . . .           4,185                 0.1%

William S. Reasor (7). . . . . . . .           2,000                 0.1%

Todd Goodwin (8) . . . . . . . . . .          52,490                 1.4%
   Gibbons, Goodwin van
   Amerongen
   600 Madison Avenue
   New York, NY 10022

Robert J. Deputy (5) . . . . . . . .          65,864                 1.8%
   Godfrey Conveyor Co., Inc.
   22787 County Road 14
   Elkhart, IN  46516

Donald R. Pletcher . . . . . . . . .          74,615                 2.0%
   Damon Corporation
   53144 Paul Drive
   Elkhart, IN  46514

All directors and executive officers as
a group (10 persons) . . . . . . . .         730,090                19.6%
________________________________________
(1) Located at 1800 South Main, Elkhart, Indiana  46516.
(2) Located at 221 U.S. 20 West, Middlebury, Indiana  46540.
(3) Includes 54,993 Common Shares owned of record by Marie M. Kennard,
    Mr. Kennard's wife.
(4) All Common Shares are owned of record jointly with Mary R. Guequierre,
    Mr. Guequierre's wife.
(5) Another member of Mr. Deputy's family owns 500 Common Shares, and Mr. Deputy disclaims beneficial ownership of those shares.
(6) Includes 86,965 Common Shares owned of record jointly with Karen S. Bontrager, Mr. Bontrager's wife.
(7) Located at 437 North Main, Middlebury, Indiana  46540.
(8) Other members of Mr. Goodwin's family own 7,000 Common Shares, and
    Mr. Goodwin disclaims beneficial ownership of those Shares.

                              ELECTION OF DIRECTORS

          Directors are elected at each annual meeting of shareholders and hold office until their respective successors are duly elected and qualified. The full Board consists of seven directors. Certain information with respect to the seven nominees for election as directors is presented in the following table. The number of Schult Common Shares beneficially owned by each as of September 5, 1995, is presented in the table on the previous page.

WALTER O. WELLS, 84

          One of the co-founders of Schult in 1934, he has served in various capacities, including Vice President and General Manger, and Chief Executive Officer, and was Chairman of the Board of Directors at the time of his retirement in 1976. He also served as a director from July, 1984 until September, 1986, then as Director Emeritus until 1992, when he was again elected as a voting director.

WALTER E. WELLS, 56

          He has served as President and Chief Executive Officer since 1972 and as a director since 1984. After joining the Company in 1966, he held various positions in manufacturing and operations and was elected Executive Vice President in 1970. He has been a director of NBD Bank, formerly Midwest Commerce Banking Company, since 1982. Walter O. Wells is the father of Walter
E. Wells.

FRANCIS M. KENNARD, 66

          He has served as Senior Vice President, Product Group since 1995 and as a director of the Company since 1984. He has been with Schult since 1960, and has served the Company in a variety of manufacturing and sales management capacities. He served as Vice President of Sales from 1968 to 1978 and Senior Vice President of Marketing from 1978 to 1995.

JOHN P. GUEQUIERRE, 49

          Mr. Guequierre joined Schult in 1983 as Senior Vice President, Administration. He held a similar position with a housing subsidiary of Inland Steel Company from 1980 to 1983, and he had been with Inland in a variety of positions since 1968. He has been a director of the Company since 1984. He served as Senior Vice President of Operations from 1992 to 1995. He is currently President, Manufactured Housing.

TODD GOODWIN, 64

          He has been a director of the Company since 1984. He has been a general partner of Gibbons, Goodwin van Amerongen, since 1984. Mr. Goodwin is a director of Rival Company, Wells Aluminum, Manville Corporation and Riverwood International.

ROBERT J. DEPUTY, 56

          He has been a director of Schult since May, 1989. He is President, Chief Executive Officer and Director of Godfrey Conveyor Co., Inc., an Elkhart, Indiana manufacturer of recreational boats. He has been associated with Godfrey, a Deputy family-owned enterprise, since 1962.

DONALD R. PLETCHER, 52

          He has been a director of Schult since May, 1989. He has been Chairman of the Board and majority owner since March, 1988 of Damon Corporation, an Elkhart, Indiana manufacturer of recreational vehicles. From 1981 to 1987, he was President and a shareholder of Mallard Coach Co., a Nappanee, Indiana manufacturer of recreational vehicles. From 1971 to 1980, he was President of Fleetwing Travelers, Inc., another recreational vehicle manufacturer.

          All of the nominees are now serving as directors and were elected to their present terms of office at the 1994 Annual Meeting of Shareholders. Although it is anticipated that each nominee will be available to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person as may be designated by Schult's Board of Directors.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

          The Board of Directors of the Company has an Audit Committee and a Compensation Committee, both comprised of Robert J. Deputy and Donald R. Pletcher. The Compensation Committee is responsible for administering all of the compensation programs for the executive officers of Schult. The function of the Audit Committee is to monitor the internal controls and financial reporting of Schult and its subsidiaries; to review these matters with the President and Chief Financial Officer and Schult's independent accountants; to review the scope and parameters of the independent accountants' audit of Schult's consolidated financial statements; to establish policies and make recommendations to the Board of Directors with respect to approval of transactions between Schult and its directors and officers; and to make recommendations to the Board of Directors concerning the annual appointment of Schult's independent accountants.

          The Board of Directors, the Compensation Committee and the Audit Committee of Schult met five times, one time and two times, respectively, during the past fiscal year. No director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and of any committee of the Board of Directors of which he was a member.

COMPENSATION OF DIRECTORS

          Each director of Schult who is not an employee receives $500 for every board meeting attended and an additional $500 per year for service on the Audit Committee. In addition, each of them received for the past fiscal year a $6,500 annual retainer, of which up to $1,000 could be in the form of Schult Common Shares, in each director's discretion, for services as directors. No other directors received direct compensation for their services as a director. Commencing in fiscal year 1996, each of those directors has elected to receive 1,000 Common Shares as his director's compensation at market value, in lieu of cash.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During fiscal year 1995, the Compensation Committee received recommendations from the President, Walter E. Wells, with respect to compensation. Decisions of the Committee were made independently, however, and Mr. Wells was not present.


                      REPORT OF THE COMPENSATION COMMITTEE

POLICIES AND OBJECTIVES

          The Compensation Committee of the Board of Directors is responsible for administering the compensation and benefit programs for Schult's executive officers. The Committee annually reviews and evaluates cash compensation and stock option grant recommendations made by the President for the executive officers (other than for himself) along with the rationale for such recommendations. The Committee examines these recommendations in relation to Schult's overall objectives and makes compensation recommendations to the Board of Directors for final approval. The Committee also sends to the Board of Directors for approval its recommendations on compensation for the President, who does not participate in the Committee's decisions as to his compensation package.

          Schult's current executive compensation policies and practices reflect the compensation philosophies of Schult's founder, Walter O. Wells, and the pattern established by Schult. Schult is committed to maximizing shareholder value through performance and the Committee believes that superior performance by Schult's executive and management team is an essential element to reaching that goal. The program is designed to help achieve this objective by (1) attracting, retaining and rewarding highly qualified and productive persons; (2) relating compensation to both Schult and individual performance; (3) establishing compensation levels that are internally equitable and externally competitive; and (4) encouraging an ownership interest and instilling a sense of pride in Schult which are consistent with the interests of Schult's shareholders.

          The Committee firmly believes that all employees are important in the Company's success. The Committee believes that equity compensation in the form of share options is an excellent long-term incentive for employees, including executive officers.

          Based on these objectives, the compensation package of the executive officers consists of four primary elements: (1) base salary; (2) incentive bonuses; (3) options to purchase Common Shares; and (4) participation in employee benefit plans.

          BASE SALARY. A base salary is set for each executive officer at the beginning of each calendar year by the Board of Directors after receiving a recommendation from the Committee. The Committee recommends to the Board of Directors what it believes to be an appropriate base salary for each executive officer based on Schult's performance, the executive officer's performance, Schult's future objectives and challenges and the current competitive environment. Base salaries are intended to be relatively moderate, but competitive. During fiscal year 1995, the base salary of the executive officers as a group stayed the same as during fiscal year 1994.

          INCENTIVE BONUSES. Schult's policy is to base a significant portion of each executive officer's annual compensation on the financial performance of the Company. Approximately 60% of each executive officer's potential annual cash compensation is based upon the incentive bonus which is accrued and paid at the conclusion of each fiscal year. The bonus is determined on the basis of a formula which compares actual performance against targets which are established by the Committee and approved by the Board of Directors at the beginning of each fiscal year of Schult. The target bonus for each officer is determined by the Committee based upon the profits and the goals, objectives, responsibilities, and length of service of each officer. The Committee or the President may exercise some discretion in making bonus awards.

          SHARE OPTIONS. The primary purpose of options to purchase Common Shares is to provide executive officers and other employees with a personal and financial interest in the success of the company through ownership. The Committee believes that options help to create a beneficial environment within Schult and instill the spirit of a small company.

          The Committee believes that the value of such options will reflect the financial performance of Schult over the long term. Because Schult's option program provides for a one-year waiting period before options may be exercised and an exercise price at fair market value as of the date of grant, executive officers and other employees benefit from options only when Schult's stock price increases over time. Individual executive officer option awards are based on level of responsibility, individual contribution, length of service and total number of Common Shares owned in relation to other executive officers in Schult.

COMPENSATION OF THE PRESIDENT

          The compensation for Schult's President, Walter E. Wells, is established by the Committee, without participation by Mr. Wells, and approved by the Board of Directors. Over the years, Mr. Wells has received modest increases in his cash compensation. These modest increases reflect his cost-conscious management style and belief that the financial success of management should be closely related to shareholder interests through appreciation in Schult shares.

          The Committee believes that the executive compensation programs and practices described above are conservative and fair to shareholders. The Committee further believes that these programs and practices serve the best interests of Schult and its shareholders.

                              Respectfully submitted,


                              Robert J. Deputy
                              Todd Goodwin
                              Donald R. Pletcher



                    ADOPTION OF THE SCHULT HOMES CORPORATION
                            1995 SHARE INCENTIVE PLAN


          In the judgment of the Board of Directors, Schult and its shareholders will benefit from a long-term compensation program which is attractive to executives and other key employees of Schult and its subsidiaries, and which encourages those executives and other key employees to increase their ownership of the Company's Common Shares. The purposes of the Plan are to (1) attract and retain executives and other key employees for Schult and its subsidiaries who possess outstanding ability by offering competitive incentive compensation opportunities, and (2) motivate such employees to further the long-range goals of Schult and its subsidiaries.

          The Board of Directors requests that shareholders consider these objectives in considering the following summary of the Plan and that shareholders approve its adoption by voting FOR the proposal. Approval of this proposal requires the affirmative vote of holders of a majority of Schult's Common Shares entitled to vote at the meeting.

          Under the Plan, options granted to participants entitle them to purchase Schult's Common Shares in the future at the fair market value at the time of award, as of the date the option is granted. No consideration is paid by the participant at the time the option is granted.

ADMINISTRATION

          The Board of Directors of Schult has a Compensation Committee to administer the Plan. No member of that Committee may be eligible to participate in the Plan. Furthermore, the Committee may not act at such time when it has fewer than two disinterested members.

PARTICIPATION

          The Committee may select any officer or key employee of Schult or its subsidiaries to participate in the Plan. Nonemployee directors may not participate in the Plan. No grants have been made under the Plan. Accordingly, it is not possible to determine whether, or the amounts in which, grants might be made to individuals or groups under the Plan. Schult believes that approximately twenty individuals may be eligible to receive grants of options under the Plan.

OPTION GRANTS

          The Committee determines the type and amount of options to be granted under the Plan to each participant. The Committee may also impose restrictions on vesting or exercise of an option, as well as expiration dates for options. In no event, however, may an option remain outstanding for more than 10 years.

          The Committee may award only nonqualified stock options ("NSO"). The Committee may determine the terms and conditions of options within limits prescribed in the Plan. The option price per share may not be less than the fair market value of a share of Schult's Common Shares as of the date of grant. Under the Plan, fair market value is the prices of such Shares, as quoted in the American Exchange at the date of grant, or in the event the stock was not traded on such date, on the first trading date preceding the date as of which determination is being made. Except in the event of death, disability or retirement of a participant, or in the event of a change in control, options may not be exercised before the first anniversary of a grant. Upon exercise of a share option, the participant must pay for the option share in cash. Share options are not transferrable.

SHARES AVAILABLE

          A total of 300,000 shares of Schult's Common Shares are reserved for grants of options under the Plan. This pool of reserved shares may be adjusted by the Board of Directors to reflect appropriate increases in shares available as a result of stock splits, mergers or other changes in corporate structure of Schult.

          The shares issued upon exercise of options may be either treasury shares or shares which have been authorized but unissued. If an option terminates without having been exercised in full, the Common Shares which are not purchased again become available for issuance under the Plan.

TERMINATION; AMENDMENT

          Options under the Plan may be granted until the earlier of (a) the issuance of the maximum number of shares available under the Plan, or (b) termination of the Plan by the Board of Directors. The Board of Directors may terminate or amend the Plan at any time. However, Shareholder approval would be required to extend the term of the Plan, to increase the maximum number of shares which may be issued under the Plan, except in the case of certain corporation reorganizations or stock splits, to reduce the minimum share option price, to increase the maximum exercise period of share options, or to amend the standards for participation in the Plan.

TAX EFFECTS

          The grant of an NSO does not result in taxable income to the participant at the time of grant. On exercise of an NSO, the participant normally realizes taxable ordinary income equal to any excess of the fair market value of the shares on the date of exercise over the option price. However, realization of taxable income may be delayed so long as the sale of shares acquired upon exercise of an option could subject the participant to suit under the "insider trading" provisions of Section 16(b) of the Securities Exchange Act of 1934. Schult is entitled to a corresponding deduction against its taxable income. Upon disposition of the shares acquired pursuant to the exercise of an option, the difference between the sale price and the fair market value of such shares upon exercise of the option will be treated as long- or short-term capital gain or loss, depending on the holding period of such shares.

MARKET VALUE OF COMMON STOCK

          As of September 1, 1995, the market value of a single share of Schult's Common Shares, with respect to which options may be granted under the Plan, was $13.375.

BENEFITS AVAILABLE UNDER THE PLAN

          The number of share options which may be granted under the Plan to key employees are established at the discretion of the Committee granting such options. Accordingly, such benefits or amounts are not determinable.

                             EXECUTIVE COMPENSATION

          The following table sets forth the cash compensation of all executive officers of Schult individually and as a group, for services rendered in all capacities during fiscal 1995.


                                 ANNUAL COMPENSATION                  LONG TERM COMPENSATION

                                                                    OTHER        RESTRICTED
                                                                   ANNUAL (2)      STOCK       STOCK      ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY   BONUS (1)      COMPENSATION     AWARD      OPTIONS   COMPENSATION (3)

Walter E. Wells                  1995   $119,203   $185,290         $1,980          --          --         $6,000
   President and                 1994    118,926    153,412          1,980          --          --          9,434
   Chief                         1993    118,880    123,632          1,980          --          --          9,426
   Executive Officer

Francis M. Kennard               1995     85,620    126,844          1,980          --          --          6,000
   Senior Vice                   1994     85,620    105,086          1,980          --          --          8,676
   President,                    1993     85,620     96,750          1,980          --          --          7,295
   Product Group

John P. Guequierre               1995     83,396    142,529          1,320          --          --          6,000
   President,                    1994     83,396    118,125          1,320          --          --          7,481
   Manufactured Housing          1993     83,127     99,500          1,320          --          --          7,305

Ervin L. Bontrager               1995     76,120    126,566            919          --          --          6,000
   Executive Vice                1994     76,120    104,931            919          --          --          6,726
   President,                    1993     76,120     86,627            905          --          --          6,510
   Manufactured Housing

William S. Reasor                1995     69,620    105,714             --          --          --          6,000
   President,                    1994     69,620     94,800             --          --          --          6,105
   Modular Housing               1993     71,149     33,076             --          --          --          4,169

Five (5) executives as a group:  1995    433,959    686,943          6,199          --          --         30,000
                                 1994    433,682    576,354          6,199          --          --         38,422
                                 1993    434,896    439,585          6,185          --          --         34,705


___________________________________________________________________________

(1) Bonus amounts paid are those earned during the prior fiscal years, which are paid following the close of each fiscal year.
(2) Other Annual Compensation includes amounts paid for country club memberships.
(3) These amounts represent the Company's contributions to the Company's Pension Plan.

                          COMPARATIVE SHARE PERFORMANCE

          The graph below compares the cumulative total shareholder return on the Common Shares of Schult for the last five fiscal years with the cumulative total return on the Standard & Poor's (S&P) 500 Index and the S & P Manufactured Housing Subindex over the same period (assuming the investment of $100 in Schult's Common Shares, the S & P 500 Index and the S & P Manufactured Housing Subindex on July 1, 1989).

                            SCHULT HOMES CORPORATION
                            Share Price Performance

                        INDEXED TOTAL RETURN - BASE 100

     SOURCE: COMPUSTAT
     COMPANY NAME                  JUNE 90   JUNE 91   JUNE 92   JUNE 93   JUNE 94   JUNE 95
     MANUFACTURED HOUSING          100.00    122.50    116.54    161.27    162.91    170.28
     S&P 500 COMP-LTD              100.00    107.30    121.73    138.26    140.24    176.69
     SCHULT HOMES CORPORATION      100.00    124.14    268.97    378.81    371.95    323.68


[graph]

                                 EMPLOYEE PLANS

          In addition to the various insurance plans of Schult in which the executive officers participate on the same basis as other employees, Schult has the following employee benefit plans.

          SECTION 401(K) RETIREMENT PLAN.  Schult has a qualified employee
Section 401(k) Retirement Plan (the Plan) covering all full-time employees who have been employed by Schult for more than one year and who have attained the age of 21, excluding the highly compensated employees. Subject to the availability of adequate income, Schult contributes to the Plan 4% of the eligible salaried employees' total compensation. Employees become 100% vested after five years of service. Employees may also make voluntary contributions to the Plan by payroll deductions, in accordance with the IRS and ERISA regulations.

          On July 24, 1991, the Board of Directors authorized the contribution of Common Shares as the employer's gain-sharing contribution to the 401(k) Plan. The Board has reserved 100,000 Common Shares for this purpose. The price per share used to determine the number of shares contributed in fiscal 1995 (23,337 Common Shares) was the closing price on the American Exchange on the day of the 1994 annual meeting. Additional shares may be contributed in 1995 based on the closing price on October 19, 1995, the date of the 1995 annual meeting.

          BONUSES. Schult has adopted a cash bonus plan pursuant to which certain officers and other employees of Schult receive bonuses based upon the fiscal year pretax profits of Schult. Annually, the Board of Directors establishes certain Schult and divisional performance criteria for each participant for the ensuing fiscal year.

          EMPLOYEE STOCK OPTION PLAN. In 1986, the Board of Directors adopted and Schult's shareholders approved an Employee Stock Option Plan. An aggregate of 75,000 Common Shares have been reserved for issuance pursuant to the plan, of which 27,364 have been exercised. Options under the plan are "incentive stock options" ("ISOs"), which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The last of the plan options were earned on June 27, 1987.

          Under the plan, ISOs were granted to key employees, including employees who are also directors of Schult. The plan was administered by the Board of Directors.

          The exercise of an ISO may not be less than 100% of the fair market value of the Common Shares on the date granted. Payment for Common Shares is made in cash.

          Under certain circumstances involving a change in the number of Common Shares without the receipt by Schult of any consideration therefor, such as share split, share consolidation or payment of a stock dividend, the aggregated number of Common Shares in respect of which ISOs may be granted under the plan, the number of shares subject to each outstanding ISO and the option price per share will be proportionately adjusted. In addition, if Schult is involved in a merger, consolidation, dissolution or liquidation, the ISOs granted under the plan will be adjusted or, under certain conditions, will terminate, subject to the right of the option holder to exercise his ISO or a comparable ISO substituted at the discretion of Schult prior to such event. Except to the extent that an ISO may be transferred by will or by the laws of descent and distribution, an ISO may not be transferred and during the lifetime of the option holder may be exercised only by such holder.

          In September, 1986, Schult granted options to 33 employees to purchase 24,125 Common Shares of which options to purchase 19,250 shares have been exercised. Except for the options to purchase 1,250 Common Shares granted to each of Walter E. Wells, Francis Kennard and John Guequierre at an exercise price of $.44 per Common Share which expired in September 1991, such options are exercisable at a price of $.40 per Common Share until September 1996. In September, 1987, Schult granted options to 21 employees to purchase 22,507 Common Shares of which options to purchase 8,114 have been exercised as of the date hereof. Such options are exercisable at a price of $3.00 per Common Share until September 1997.

          EMPLOYEE SHARE PURCHASE PLAN. The Board of Directors approved an Employee Share Purchase Plan effective on March 3, 1990. Under the Plan, employees are permitted to purchase authorized and unissued Common Shares of Schult, at fair market value, from time to time. Purchases can be made only by payroll deductions, and the aggregate number of Common Shares available for this purpose is 100,000 for the 10 years ending October 31, 1999. As of July 1, 1995, 8,097 Common Shares had been purchased pursuant to this plan. In addition to this amount, Common Shares may be purchased on the open market, from time to time.

          The plan is intended to permit employees to purchase unissued Common Shares so as to minimize any effect on the trading of Common Shares already publicly held.


                               EXECUTIVE OFFICERS

          The Executive Officers of Schult Homes Corporation are Walter
E. Wells, President and Chief Executive Officer, Francis M. Kennard, Senior Vice-President, Product Group; John P. Guequierre, President, Manufactured Housing; Ervin L. Bontrager, Executive Vice-President, Manufactured Housing; and William S. Reasor, President, Modular Housing. Information with regard to the ages and principal business experience of Messrs. Wells, Kennard and Guequierre is presented above. Mr. Bontrager, 50, joined Schult in May, 1966, and progressed through various operating and marketing responsibilities, including Division General Manager (1972), Director of Dealer Relations (1973), Director of National Sales (1978), and Vice President, National Sales (1982), Senior Vice-President, Sales (1989). He assumed his current position in 1995. William
S. Reasor, 56, President, Modular Housing, joined Schult in May, 1992, as Vice-President, Crest Marketing. He assumed his current position in 1995. Prior to joining Schult, he was President of Terraquest, Inc., from February to October, 1991; President of Chair World, Inc. from January to October, 1990; and President of Textone Corporation from 1988 to November, 1989.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 requires Schult's directors, executive officers, and persons who own more than 10 percent of a registered class of Schult's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of Schult. Officers, directors, and greater than 10-percent shareholders, are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

          To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended May 31, 1995, except that Frederick A. Greenawalt failed to file on a timely basis reports of transactions on February 28, 1995; May 3, 1995; and November 29, 1995. These reports have now been filed.


                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

          The firm of KPMG Peat Marwick, LLP will continue to serve Schult as independent accountants for the fiscal year ending June 29, 1996. The firm of KPMG Peat Marwick, LLP has served as independent accounts for Schult since Schult's inception in 1984. Representative of KPMG Peat Marwick, LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements and respond to appropriate questions.


                                  ANNUAL REPORT

          Schult's Annual Report, containing audited financial statements for the fiscal years ended July 1, 1995, July 2, 1994, and June 26, 1993, accompanies or has preceded the mailing of this Proxy Statement. UPON YOUR WRITTEN REQUEST, SCHULT WILL SEND YOU, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 1, 1995, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH SCHULT IS FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. SCHULT'S ANNUAL REPORT ON FORM 10-K IS INCORPORATED HEREIN BY REFERENCE. THE WRITTEN REQUEST MUST BE DIRECTED TO THE ATTENTION OF FREDERICK GREENAWALT, VICE PRESIDENT, FINANCE OF SCHULT, 1800 S. MAIN STREET, ELKHART, INDIANA 46516.

                            PROPOSALS OF SHAREHOLDERS

          All proposals of shareholders intended to be presented at Schult's 1995 Annual Meeting of Shareholders must be directed to the attention of the Secretary of Schult, at the address of Schult set forth on the first page of this Proxy Statement, before May 31, 1995, if they are to be considered for inclusion in the proxy statement and form of proxy used in connection with the meeting, in accordance with the rules and regulations of the Securities and Exchange Commission.


                                  OTHER MATTERS

          At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are properly presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                        By Order of the Board of Directors

                                        SCHULT HOMES CORPORATION



                                        Kennard R. Weaver
                                        Secretary


Middlebury, Indiana
September 22, 1995

                         SCHULT HOMES CORPORATION PROXY
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby designates Walter E. Wells or Kennard R. Weaver, or either of them, to act as proxy for the purpose of voting the common shares of Schult Homes Corporation held of record by the undersigned on September 15, 1995, at the annual meeting of the Corporation on October 19, 1995, and any adjournment thereof, as directed herein, or in the absence of direction and as to any other matters which may come before the meeting, in the discretion of said proxies as follows:

                                                   FOR     AGAINST     ABSTAIN
          FOR THE ELECTION OF DIRECTORS           /  /      /  /         /  /
          (as a group)

     Walter E. Wells     Robert J. Deputy         Todd Goodwin
     Walter O. Wells     John P. Guequierre       Donald R. Pletcher
     Francis Kennard


YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) BY LINING THROUGH OR OTHERWISE STRIKING THE NAME(S) OF SUCH NOMINEE(S).

     FOR APPROVAL OF THE                         FOR     AGAINST     ABSTAIN
     1995 INCENTIVE SHARE OPTION PLAN           /  /      /  /         /  /



                                             Dated: ____________________, 1995




---------------------------------------      ----------------------------------
        (Name of Shareholder)                        (Name of Shareholder)